SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  July 9, 1997


                        TUCSON ELECTRIC POWER COMPANY
                        -----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (602) 571-4000
            (Registrant's telephone number, including area code)







Item 5.  Other Events
         ------------

On July 9, 1997 the Company filed with the Arizona
Corporation Commission ("ACC") a request for an annual rate reduction of $6.8 million (or 1.1%) for retail customers.
This filing is in the form of a Shared Savings Proposal
("SSP") which promotes a sharing of benefits with customers of cost containment efforts and the mitigation of potential stranded costs associated with the introduction of retail electric competition in Arizona.

Pursuant to a March 1996 Rate Order by the ACC, the Company implemented a 1.1% retail rate increase. At the same time, the Company agreed to a rate moratorium period whereby the Company committed not to file for a change in base rates prior to January 1, 2000, except under certain circumstances which include the sharing with customers of benefits of cost containment efforts.

In the Shared Savings Proposal filed with the ACC, the Company identified approximately $23 million in annual pre-tax cost containment measures of which $20.8 million is allocable to ACC jurisdictional operations. These cost containment measures include: (i) savings of $11.6 million resulting from renegotiated fuel contracts, (ii) savings of $8.2 million realized from the Company's 1996 Voluntary
Severance Program that resulted in a 15% reduction of TEP's workforce, (iii) savings of $1.4 million attributable to improved work techniques, and (iv) other miscellaneous savings of approximately $1.4 million.

In the SSP, the Company is proposing to share these cost savings with its retail customers. The proposed 1.1% rate decrease, representing a rollback of the 1996 rate increase, would result in savings to customers of $6.8 million annually.
The Company proposed that additional savings be used by the Company to mitigate potential stranded costs through accelerated amortization of excess capacity deferrals.
Excess capacity deferrals represent those operating and capital costs associated with Springerville Unit 2 capacity, which were deemed by the ACC to not be recoverable in retail rates prior to the 1994 and 1996 Rate Orders. Such excess capacity deferrals totaled $93.6 million at December 31, 1996. The proposed $7.2 million increase in annual amortization expense for such excess capacity deferrals would decrease the amortization period from 20 years to 7.76 years. The proposed increase in amortization expense would be reflected in the Company's regulatory accounting records but would have no impact on the expenses included in the Company's financial accounting statements.

The Company has proposed that the rate reduction be implemented by the ACC as soon as possible.




                          SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           TUCSON ELECTRIC POWER COMPANY
                                   (Registrant)


Date:  July 9, 1997               Ira R. Adler
                           -------------------------
                                  Ira R. Adler
                           Senior Vice President and
                          Principal Financial Officer